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                                                                    EXHIBIT 21.1


             Subsidiaries of Tucows Inc., a Pennsylvania corporation



1. Tucows (Delaware) Inc., a Delaware corporation, is a wholly owned subsidiary of Tucows.

2. Tucows.com Co., a Nova Scotia corporation, is a wholly owned subsidiary of Tucows (Delaware) Inc.

3. InfoLoans Corp., a Pennsylvania corporation, is a wholly owned subsidiary of Tucows.

4. Infonautics Corporation, a Pennsylvania corporation, is a wholly owned subsidiary of Tucows.

5. Infoprop, Inc., a Delaware corporation, is a wholly owned subsidiary of Infonautics Corporation.

6. InfoLoans2 Corp., a Delaware corporation, is a wholly owned subsidiary of Infonautics Corporation.